Exhibit 99.1

For Immediate Release	News Release Contacts: Neill Davis, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&L (713) 529-6600

MEN’S WEARHOUSE REPORTS

FISCAL 2012 FIRST QUARTER RESULTS

•                  Q1 2012 GAAP diluted earnings per share was $0.52 compared to per share guidance of $0.53 to $0.54

•                  Company provides guidance for fiscal second quarter and reaffirms guidance for fiscal full year 2012

•                  Conference call at 5:00 pm Eastern today

HOUSTON — June 6, 2012 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the fiscal first quarter ended April 28, 2012.

First Quarter Net Sales Summary — Fiscal 2012

					Total Net	Comparable Store Sales Change
	U.S. dollars, in millions				Sales	% (c)
	Current Year		Prior Year		Change %	Current Year		Prior Year
Total Company	$586.6	(a)	$580.4	(a)	1.1%
Total Retail Segment	$536.7		$520.7		3.1%
MW	371.5		354.7		4.7%	3.8%		10.8%
K&G	103.1		106.7		(3.4)%	(4.0)%		9.3%
Moores Canada	55.5		53.2		4.3%	7.1	%(b)	6.0	%(b)
Corporate Apparel Segment	$49.9		$59.7		(16.4)%

(a) Due to rounded numbers, total Company may not sum.

(b) Comparable store sales change is based on the Canadian dollar.

(c) Does not include ecommerce sales.

PER SHARE INFORMATION

GAAP diluted earnings per share was $0.52 for the first quarter ended April 28, 2012.  This compares to GAAP diluted earnings per share guidance given March 7, 2012 of $0.53 to $0.54.  In first quarter fiscal 2011, GAAP diluted earnings per share was $0.52 and adjusted diluted earnings per share was $0.53 after excluding $0.7 million ($0.4 million after tax or $0.01 per diluted share outstanding) in acquisition related integration costs.

Note: Due to rounded numbers, the adjusted earnings per share may not sum.

FIRST QUARTER HIGHLIGHTS

Total Company net sales increased 1.1% for the quarter.

•                  Retail segment sales increased 3.1%.

•                 This increase was due mainly to increased retail clothing product sales.  Men’s Wearhouse sales increased due to an increase in average unit selling prices that more than offset fewer units sold per transaction and average number of transactions per store.  Moores sales increased due to an increase in both average unit selling prices and units sold per transaction that more than offset a decrease in the average number of transactions per store.  K&G sales declined due to lower average unit selling prices that offset increases in both units sold per transaction and average number of transactions per store.

•                  Tuxedo rental services revenues had U.S. comparable store sales of 8.1% driven primarily by an increase in units rented.

•                  Corporate apparel segment sales decreased 16.4% primarily due to later launch dates for customer new uniform programs in fiscal 2012 as compared to fiscal 2011.

Total Company gross margin increased 3.0% to $254.0 million and as a percentage of sales increased 82 basis points.

•                  Retail segment total gross margin, as a percentage of related net sales, increased 69 basis points.  This increase was primarily attributable to higher product margins driven by higher average unit selling prices in the U.S. and Canada.

•                  Corporate apparel segment gross margin, as a percentage of related sales, decreased from 27.8% in the first quarter of 2011 to 26.5% in the first quarter of 2012 due mainly to the decreased new uniform program sales by our UK-based operations.

Total Company SG&A expenses increased compared to prior year adjusted SG&A by 5.3% to $213.1 million(1) and as a percentage of sales increased 147 basis points.

•                  The quarter over quarter increase was primarily due to payroll related costs and advertising. Increased investments in payroll to support store growth, merchandising initiatives and further development of ecommerce put in place during the second half of the prior fiscal year caused the increase in SG&A to be more heavily weighted in the first quarter of 2012.

Net earnings decreased compared to prior year adjusted net earnings by 3.5% to $26.9 million(1) and as a percentage of sales decreased 22 basis points.

Total inventories increased 16.4% primarily to replenish comparatively oversold levels in the prior year as we embarked on a more aggressive promotional cadence.

Total cash and cash equivalents at quarter end were $118.7 million.

During the quarter, the Company repurchased 0.9 million shares for a total of $33.9 million.

(1) Adjusted SG&A and adjusted operating earnings for first quarter 2011 excludes $0.7 million in acquisition related integration costs.

2012 FINANCIAL GUIDANCE

For the fiscal year (which is a 53-week year under the retail calendar), the Company expects GAAP diluted earnings per share in a range of $2.70 to $2.78, an increase of 13% to 17% over the prior year adjusted diluted earnings per share.  For the second quarter, GAAP diluted earnings per share is expected to be in a range of $1.12 to $1.13, a 1% to 2% increase over the prior year adjusted diluted earnings per share.

Updated forecasted operating highlights for the year include the following:

•                  Several seasonal shifts in the fiscal year calendar are expected to impact the quarterly sales results of the Company’s tuxedo rental business.  Specifically, the calendar shift of the Easter Holiday favorably impacted the first quarter and is expected to negatively impact the second quarter.   The anniversary of the calendar driven peak rental period that occurred in November 2011 (11-11-11) is expected to favorably impact third quarter 2012 and negatively impact fourth quarter 2012.

•                  Corporate apparel sales declined in the first quarter and are expected to decline in the second quarter largely offset by increases in the third and fourth quarters as the Company’s UK operations anniversary customer new uniform programs in fiscal 2011 and initiation of new customer programs in fiscal 2012.  The full year decrease is primarily the result of a net reduction in customer new uniform programs compared to fiscal 2011 and a weaker currency conversion rate of the pound sterling to the US dollar.

•                  Gross margins are planned to continue to increase and result largely from higher average unit selling prices and continued occupancy cost leverage.

•                  On a 52-week basis, SG&A expense is expected to increase in the 3.1% to 3.6% range over prior year adjusted SG&A representing modest leverage, as a percent of sales.  The seasonality of that cost increase throughout the year will vary significantly by quarter.

•                  The annual increase was more heavily weighted in the first quarter driven by increased investments in payroll put in place during the second half of the prior fiscal year as well as increased marketing expenses in fiscal 2012.

•                  The rate of SG&A growth will diminish to the low single digit range for the second and third quarter stemming from 1) a moderation of payroll cost increases and 2) realization of cost synergies from the integration of the Alexandra and Dimension businesses in the UK in the prior year.

•                  Lastly, SG&A increases in the fourth quarter on a 13-week basis are expected to be flat to up 1% as the Company anniversaries higher incentive compensation expenses in the prior year.

•                  New store growth includes up to 29 new Men’s Wearhouse stores, three new Moores stores and one new K&G store. We also expect to close up to 47 Men’s Wearhouse and Tux stores and two K&G stores.

•                  Capital expenditures are anticipated to be in the range of $113.0 to $120.0 million for 2012.  This amount includes the cost of new and remodeled stores, the purchase of office space to be used to consolidate our California office locations and investment in other corporate assets.

	Guidance	Guidance
	FY 2012 (4) (5)	2Q FY 2012 (4)

Total Sales Increase	4.0% to 5.0%	0.75% to 1.25%
Comparable Store Sales Growth (1)
MW (2)	+3% to +4%	+3% to +4%
K&G	-1% to -2%	-1% to -2%
Moores	+2% to +3%	flat to +1%
Corporate Apparel Sales Decrease	-1% to -2%	-17% to -18%
Change in Gross Margin as Percent of Sales	+0.65% to +0.70%	+0.65% to +0.75%
Increase in S G & A (3)	+4.6% to +5.1%	+3.9% to +4.4%
Effective Tax Rate	34.6%	35.2%
Weighted Average Shares Outstanding (millions)	51.200	51.140
GAAP Diluted EPS (6)	$2.70 to $2.78	$1.12 to $1.13

Footnotes to Guidance:

(1)   All comparable store information is based on a 52-week comparable time period.

(2)   Includes an assumed U.S. comparable store increase in tuxedo rental revenues of 5% to 6% for the full year FY 2012 and an increase of 3% to 4% in 2Q FY 2012.

(3)   Excludes acquisition related integration costs and impairment charges incurred in prior periods.

(4)   Foreign exchange conversion rates (average) for the remainder of the fiscal year (Q2 through Q4) is 1.565 for the US dollar to the Pound and 1.000 for the US Dollar to the Canadian Dollar.

(5)   Fiscal 2012 is a 53-week year with an extra week included in the fourth quarter.  Diluted earnings per share from the extra week are estimated at $0.02.

(6)   Reflects the dilutive effect of participating securities, which approximates $0.04 for the full year and $0.015 for the second quarter.

CONFERENCE CALL AND WEBCAST INFORMATION

At 5:00 p.m. Eastern time on Wednesday, June 6, 2012, Company management will host a conference call and real time webcast to review the fiscal first quarter 2012 results and its outlook for the fiscal second quarter and full year 2012.

To access the conference call, dial 480-629-9771.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.menswearhouse.com. A telephonic replay will be available through June 13, 2012 by calling 303-590-3030 and entering the access code of 4539048#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	April 28, 2012		April 30, 2011		January 28, 2012
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse	611	3,482.3	587	3,340.0	607	3,462.7

Men’s Wearhouse and Tux	336	463.3	382	528.4	343	474.6

Moores, Clothing for Men	117	741.9	117	737.4	117	741.7

K&G (a)	98	2,329.2	101	2,392.4	99	2,351.2

Total	1,162	7,016.7	1,187	6,998.2	1,166	7,030.2

(a)  91 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,162 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of men’s designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions and Alexandra in the UK.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2012.

For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.kgstores.com, www.mooresclothing.com, www.twinhill.com, www.dimensions.co.uk, www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE THREE MONTHS ENDED

April 28, 2012 AND April 30, 2011

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2012	Sales	2011	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$420,469	71.68%	$410,261	70.69%	$10,208	2.49%	0.99
Tuxedo rental services	78,489	13.38%	73,141	12.60%	5,348	7.31%	0.78
Alteration and other services	37,734	6.43%	37,309	6.43%	425	1.14%	0.00
Total retail sales	536,692	91.50%	520,711	89.72%	15,981	3.07%	1.78
Corporate apparel clothing product sales	49,882	8.50%	59,673	10.28%	(9,791)	(16.41)%	(1.78)
Total net sales	586,574	100.00%	580,384	100.00%	6,190	1.07%	0.00

Total cost of sales	332,525	56.69%	333,751	57.51%	(1,226)	(0.37)%	(0.82)

Gross margin (a):
Retail clothing product	231,863	55.14%	222,888	54.33%	8,975	4.03%	0.82
Tuxedo rental services	67,476	85.97%	63,334	86.59%	4,142	6.54%	(0.62)
Alteration and other services	10,176	26.97%	11,008	29.50%	(832)	(7.56)%	(2.54)
Occupancy costs	(68,698)	(12.80)%	(67,171)	(12.90)%	(1,527)	(2.27)%	0.10
Total retail gross margin	240,817	44.87%	230,059	44.18%	10,758	4.68%	0.69
Corporate apparel clothing product margin	13,232	26.53%	16,574	27.77%	(3,342)	(20.16)%	(1.25)
Total gross margin	254,049	43.31%	246,633	42.49%	7,416	3.01%	0.82

Selling, general and administrative expenses	213,102	36.33%	202,996	34.98%	10,106	4.98%	1.35

Operating income	40,947	6.98%	43,637	7.52%	(2,690)	(6.16)%	(0.54)

Net interest	(305)	(0.05)%	(268)	(0.05)%	(37)	13.81%	(0.01)

Earnings before income taxes	40,642	6.93%	43,369	7.47%	(2,727)	(6.29)%	(0.54)

Provision for income taxes	14,062	2.40%	16,177	2.79%	(2,115)	(13.07)%	(0.39)

Net earnings including noncontrolling interest	26,580	4.53%	27,192	4.69%	(612)	(2.25)%	(0.15)

Net loss attributable to noncontrolling interest	304	0.05%	233	0.04%	71	30.47%	0.01

Net earnings attributable to common shareholders	$26,884	4.58%	$27,425	4.73%	$(541)	(1.97)%	(0.14)

Net earnings per diluted common share attributable to common shareholders	$0.52		$0.52

Weighted average diluted common shares outstanding:	51,237		52,197

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 28,	April 30,
	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$118,716	$145,657
Accounts receivable, net	69,249	72,004
Inventories	606,522	521,082
Other current assets	66,392	67,911

Total current assets	860,879	806,654
Property and equipment, net	367,628	329,592
Tuxedo rental product, net	112,368	95,180
Goodwill	89,230	91,021
Intangible assets, net	33,961	38,343
Other assets	4,745	7,642

Total assets	$1,468,811	$1,368,432

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$159,058	$153,144
Accrued expenses and other current liabilities	179,172	170,847
Income taxes payable	967	597

Total current liabilities	339,197	324,588

Deferred taxes and other liabilities	100,935	70,736

Total liabilities	440,132	395,324

Equity:
Preferred stock	—	—
Common stock	721	714
Capital in excess of par	368,025	343,846
Retained earnings	1,113,130	1,024,168
Accumulated other comprehensive income	44,647	52,793
Treasury stock, at cost	(510,615)	(461,760)

Total equity attributable to common shareholders	1,015,908	959,761

Noncontrolling interest	12,771	13,347

Total equity	1,028,679	973,108

Total liabilities and equity	$1,468,811	$1,368,432

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

FOR THE THREE MONTHS ENDED

April 28, 2012 AND April 30, 2011

(In thousands)

	Three Months Ended
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including noncontrolling interest	$26,580	$27,192
Non-cash adjustments to net earnings:
Depreciation and amortization	20,681	18,652
Tuxedo rental product amortization	5,988	5,546
Other	11,944	9,823
Changes in assets and liabilities	127	17,821

Net cash provided by operating activities	65,320	79,034

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(30,664)	(14,284)
Proceeds from sales of property and equipment	8	22

Net cash used in investing activities	(30,656)	(14,262)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,233	1,539
Cash dividends paid	(9,357)	(6,409)
Tax payments related to vested deferred stock units	(4,017)	(2,955)
Excess tax benefits from share-based plans	1,960	691
Purchase of treasury stock	(33,866)	(48,999)

Net cash used in financing activities	(42,047)	(56,133)

Effect of exchange rate changes	793	647

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,590)	9,286

Balance at beginning of period	125,306	136,371
Balance at end of period	$118,716	$145,657